EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3836
Sensient Technologies Corporation
Reports Record Third Quarter Revenue and Earnings
Quarterly EPS Increases 13.6%
Total Debt Down $25.5 Million in the Quarter
     MILWAUKEE—October 16, 2008—Sensient Technologies Corporation (NYSE: SXT) reported record third quarter revenue of $318.6 million, up 8.3% from the comparable period in 2007. Favorable foreign currency translation increased revenues in the quarter by approximately 2%. Diluted earnings per share rose 13.6% to a third quarter record of 50 cents, compared to 44 cents in last year’s third quarter.
     Revenue for the first nine months of this year was $958.8 million, up from $883.9 million in the prior year’s comparable period. Diluted earnings per share for the nine months ended September 30, 2008, were $1.46 compared to $1.26 in last year’s first nine months.
     “Sensient has achieved eleven consecutive quarters of strong revenue and earnings growth,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation. “Our consistently strong results demonstrate that our strategies for organic growth are succeeding.”
BUSINESS REVIEW
     The Flavors & Fragrances Group reported record third quarter revenue and operating income. Revenue for the three months ended September 30, 2008, increased 7.0% to $206.5 million. Quarterly operating income was up 8.0% to $31.6 million compared to the third quarter of 2007. Year-to-date revenue increased to $616.1 million and operating income increased to $94.3 million. Group revenue in the quarter benefited from improved pricing
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Sensient Technologies Corporation Earnings Release – Third quarter ended September 30, 2008 October 16, 2008	Page 2
and favorable foreign currency translation. Solid volume growth was achieved across several product lines in the U.S and Canada. Higher sales and favorable product mix in the quarter more than offset the impact of increased raw material and energy costs.
     The Color Group’s revenue increased 12.7% to a third quarter record of $102.7 million, compared to $91.1 million in last year’s third quarter. Operating income for the quarter was $17.7 million, up 12.6% from $15.8 million reported in the third quarter of 2007. Year-to-date revenue increased to $312.8 million and operating income increased to $55.5 million. Quarterly revenue for the Color Group reflects solid growth of food and beverage colors. Sales of pharmaceutical colors and technical colors were also strong in the quarter. Third quarter operating profit increased on solid volume growth and improved pricing, partially offset by higher raw material costs.
2008 OUTLOOK
     Sensient expects 2008 diluted earnings per share to be between $1.86 and $1.88. This guidance represents an increase over the previously provided range which was between $1.80 and $1.84.
CONFERENCE CALL
     The company will host a conference call to discuss its 2008 third quarter financial results at 10:00 a.m. CDT on Friday, October 17, 2008. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.
     A replay will be available beginning at 1:00 p.m. CDT on October 17, 2008, through midnight on October 24, 2008, by calling (706) 645-9291 and referring to passcode 67016195. A transcript of the call will also be posted on the company’s web site at www.sensient-tech.com after the call concludes.
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Sensient Technologies Corporation Earnings Release – Third quarter ended September 30, 2008 October 16, 2008	Page 3
     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2007, and quarterly report on Form 10-Q for the quarter ended June 30, 2008. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
www.sensient-tech.com
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Sensient Technologies Corporation (In thousands, except percentages and per share amounts)	Page 4
Consolidated Statements of Earnings

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	% Change	2008	2007	% Change
Revenue	$318,601	$294,311	8.3	$958,815	$883,889	8.5

Cost of products sold	222,705	205,326	8.5	665,555	614,280	8.3
Selling and administrative expenses	55,041	50,856	8.2	167,919	157,277	6.8

Operating income	40,855	38,129	7.1	125,341	112,332	11.6
Interest expense	7,977	8,640		25,035	27,362

Earnings before income taxes	32,878	29,489	11.5	100,306	84,970	18.0
Income taxes	8,776	8,706		30,067	25,608

Net earnings	$24,102	$20,783	16.0	$70,239	$59,362	18.3

Earnings per common share:
Basic	$0.50	$0.44	13.6	$1.48	$1.27	16.5

Diluted	$0.50	$0.44	13.6	$1.46	$1.26	15.9

Average common shares outstanding:
Basic	47,792	46,818	2.1	47,554	46,627	2.0

Diluted	48,320	47,306	2.1	48,098	47,123	2.1

Results by Segment

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	% Change	2008	2007	% Change
Revenue

Flavors & Fragrances	$206,468	$192,987	7.0	$616,093	$572,344	7.6
Color	102,659	91,085	12.7	312,771	283,095	10.5
Corporate & Other*	19,314	17,152	12.6	58,168	50,697	14.7
Intersegment elimination	(9,840)	(6,913)	42.3	(28,217)	(22,247)	26.8

Consolidated	$318,601	$294,311	8.3	$958,815	$883,889	8.5

Operating Income

Flavors & Fragrances	$31,565	$29,232	8.0	$94,304	$85,010	10.9
Color	17,738	15,752	12.6	55,531	50,022	11.0
Corporate & Other*	(8,448)	(6,855)	23.2	(24,494)	(22,700)	7.9

Consolidated	$40,855	$38,129	7.1	$125,341	$112,332	11.6

*	Corporate & Other contains the Company’s Asia Pacific and China operations as well as certain unallocated corporate expenses. Prior to the first quarter of 2008, the results of the Company’s business in China were reported as part of the Flavors & Fragrances Group. Results for 2007 have been restated to reflect this change.
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Sensient Technologies Corporation (In thousands, except per share amounts)	Page 5
Consolidated Condensed Balance Sheets
September 30,

	2008	2007
Current assets	$669,515	$589,273
Goodwill and intangibles (net)	485,286	483,801
Property, plant and equipment (net)	416,839	400,379
Other assets	42,607	45,410

Total Assets	$1,614,247	$1,518,863

Current liabilities	$224,724	$219,097
Long-term debt	450,437	445,180
Accrued employee and retiree benefits	45,275	46,948
Other liabilities	28,934	18,851
Shareholders’ equity	864,877	788,787

Total Liabilities and Shareholders’ Equity	$1,614,247	$1,518,863

Consolidated Statements of Cash Flows
Nine Months Ended September 30,

	2008	2007
Net cash provided by operating activities	$66,288	$80,660

Cash flows from investing activities:
Acquisition of property, plant and equipment	(34,384)	(25,499)
Proceeds from sale of assets	1,946	2,114
Other investing activity	1,293	(176)

Net cash used in investing activities	(31,145)	(23,561)

Cash flows from financing activities:
Proceeds from additional borrowings	40,330	38,977
Debt payments	(65,420)	(83,110)
Dividends paid	(26,412)	(23,484)
Proceeds from options exercised and other	15,959	12,024

Net cash used in financing activities	(35,543)	(55,593)

Effect of exchange rate changes on cash and cash equivalents	(23)	478

Net (decrease) increase in cash and cash equivalents	(423)	1,984
Cash and cash equivalents at beginning of period	10,522	5,035

Cash and cash equivalents at end of period	$10,099	$7,019

Supplemental Information
Nine Months Ended September 30,

	2008	2007
Depreciation and amortization	$33,828	$33,154
Dividends per share	$0.55	$0.50